Exhibit 99.2

News Release

CONTACTS:	Arctic Cat Inc.	PadillaCRT
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	612-455-1754
	763-354-1800	shawn.brumbaugh@padillacrt.com

ARCTIC CAT INCREASES QUARTERLY DIVIDEND 25 PERCENT

MINNEAPOLIS, May 15, 2014 — Arctic Cat Inc. (NASDAQ: ACAT) announced today that its board of directors approved raising the quarterly cash dividend to shareholders by 25 percent to $0.125 per share of common stock. The dividend is payable on or about June 13, 2014, to shareholders of record as of the close of business on May 30, 2014. Arctic Cat currently has approximately 12.9 million common shares outstanding.

“The dividend increase reflects our confidence in the business and our continuing commitment to enhance shareholder value,” said Claude Jordan, Arctic Cat’s chairman and chief executive officer.

The increase will raise Arctic Cat’s annual dividend payout from $0.40 per share to $0.50 per share for the fiscal year ending March 31, 2015.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the NASDAQ Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2015 outlook, business strategy, benefits of our co-branding partnership with Yamaha and expected product demand. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives; increase in material or production cost which cannot be recouped in product pricing; unexpected delays in the introduction of new products; changes in the sourcing of engines; interruption of dealer floor plan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013, under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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